Exhibit 23.2

      [BHZ LOGO] Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                 CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 31, 2011 on the balance sheet of American Church Mortgage Company as of December 31, 2009, and the related statements of operations, stockholders' equity, and cash flows for the year then ended in Form S-11 Registration Statement post-effective amendment No. 3 of American Church Mortgage Company dated on or about June 27, 2011 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.

                                    /s/Boulay, Heutmaker, Zibell & Co. P.L.L.P.

                                    Certified Public Accountants

Minneapolis, Minnesota
June 27, 2011